UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 7, 2019 (March 4, 2019)

LINCOLNWAY ENERGY, LLC
(Exact Name of Registrant as Specified in Its Charter)

IOWA	000-51764	20-1118105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of Principal Executive Offices)	(Zip Code)

(515) 232-1010
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

The information provided below in Item 5.02(c) with respect to Mr. Hollenberg’s Employment Agreement is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Termination of Chief Executive Officer

On March 4, 2019, the directors of Lincolnway Energy, LLC (the “Company”) terminated the employment of Eric Hakmiller as President and Chief Executive Officer effective as of March 4, 2019. Mr. Hakmiller will remain an employee of the Company until April 3, 2019 in satisfaction of the thirty (30) day notice of termination required purusant to the terms of Mr. Hakmiller’s employment agreement with the Company.

(c)          Appointment of Chief Executive Officer

On March 4, 2019, the directors of the Company appointed Michael A. Hollenberg as President and Chief Executive Officer of the Company effective as of March 4, 2019.

Prior to joining the Company, Mr. Hollenberg, age 49, served as Product Manager at Hydro-Thermal Corporation, a global leader in the development and manufacturing of direct steam injection hydroheaters and jetcookers since April 2015.  From December 2013 to April 2015, Mr. Hollenberg served as Plant Manager of the White Energy ethanol plants located in Plainview, Texas and Hereford, Texas, and from October 2010 to December 2013 he served as Director of Field Services at EdeniQ, Inc.  Mr. Hollenberg also served as Plant Manager for Louis Dreyfus Commodities from February 2008 to October 2010, as Plant Manager at U.S. Bioenergy from April 2016 to February 2008 and as Assistant Plant Manager of Ferndale Grain, a division of Cargill.

There are no arrangements or understandings between Mr. Hollenberg and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Hollenberg and any of the Company’s other directors or executive officers.

(e)          Employment Agreement with Mr. Hollenberg

In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Hollenberg and the Company entered into an employment agreement effective as of March 4, 2019 (the “Employment Agreement”).  Under the terms of the Employment Agreement, Mr. Hollenberg is entitled to receive an annual salary of $200,000.  In addition, Mr. Hollenberg will be eligible for the following bonuses for the fiscal years ending, respectively, September 30, 2019 (the “2019 Fiscal Year”) and September 30, 2020 (the “2020 Fiscal Year”):

(i)          2019 Fiscal Year Bonus (the “2019 Bonus”).   The 2019 Bonus shall be the amount that is one percent (1%) of the 2019 Adjusted Net Income (as defined below) from the first date of employment until September 30, 2019. The term “2019 Adjusted Net Income” means the net profit or net loss, as the case may be, of the Company from the first day of employment until the end of the 2019 Fiscal Year less a prorated $4,000,000 for the number of days employed during the 2019 Fiscal Year.

(ii)         2020 Fiscal Year Bonus (the “2020 Bonus”).   The 2020 Bonus shall be the amount that is one percent (1%) of the 2020 Adjusted Net Income (as defined below). The term “2020 Adjusted Net Income” means the net profit or net loss, as the case may be, of the Company for the 2020 Fiscal Year less $4,000,000.

(iii)        EBIDTA Bonus. During the 2019 Fiscal Year and the 2020 Fiscal Year, for each fiscal quarter that the Company’s  EBITDA is in the top twenty-five percent (25%) of the Christianson Benchmarking Survey for the Company’s peer group, Mr. Hollenberg will be entitled to receive a $20,000 bonus payable within thirty (30) days after receipt of the survey from Christianson by the Company.

All determinations and calculations of and regarding the 2019 Bonus and the 2020 Bonus shall be made and determined from, and based upon, the audited financial statements of the Company for the 2019 Fiscal Year and the 2020 Fiscal Year.  Mr. Hollenberg must be employed by the Company on the last day of the respective fiscal year in order to be eligible to receive the 2019 Bonus or the 2020 Bonus.

Mr. Hollenberg will also receive a $1,000 monthly vehicle allowance and he will have the right to participate in the other fringe benefits available to employees of the Company such as medical, dental, disability or life insurance programs, 401(k) plans or other retirement programs or plans.

The term of the Employment Agreement is from March 4, 2019 until terminated in accordance with its terms.  The Employment Agreement will terminate automatically upon the death or “total disability” (as defined in the Employment Agreement) of Mr. Hollenberg. The Employment Agreement may be terminated by the Company for “cause” (as defined in the Employment Agreement), or by Mr. Hollenberg in the event of any uncured breach of the Employment Agreement by the Company.  Both the Company and Mr. Hollenberg may elect to terminate the Employment Agreement at any time, for any reason or for no reason, effective thirty (30) days after giving written notice to the other party.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Lincolnway Energy, LLC and Mike Hollenberg effective March 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: March 7, 2019	By:	/s/ Kristine Strum
Kristine Strum
Director of Finance (Principal Financial Officer)